Exhibit 99.1

NEWS FROM:

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES CLOSING ON LAND SALE

NEW YORK, NEW YORK (November 21, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that a subsidiary of its real estate business, Griffin Land, LLC (“Griffin Land”), closed on the sale of approximately 90 acres of undeveloped land for approximately $9 million in cash, before transaction expenses. The land sold is in Windsor, Connecticut and is part of an approximately 268 acre parcel of undeveloped land that straddles the town line between Windsor and Bloomfield, Connecticut. Under the terms of the sale, Griffin Land and the buyer will each construct roadways connecting the land parcel sold with existing town roads. The roads to be built will also provide access to the remaining acreage in Griffin Land’s land parcel. At closing, the proceeds were placed in escrow for the potential purchase of a replacement property under a Section 1031 like-kind exchange although Griffin has not yet identified a replacement property. If a Section 1031 like-kind exchange transaction is not completed, the escrowed funds will be returned to Griffin. Griffin Land expects to recognize a material pretax gain on this transaction which will be recorded over the next few quarters using the percentage of completion method.

In addition to its real estate business, Griffin operates a landscape nursery business, Imperial Nurseries, Inc. (“Imperial”). Earlier this year Griffin announced that it had entered into a letter of intent for the disposition of Imperial’s landscape nursery growing operations and a lease of Imperial’s growing facilities to a private company nursery grower. Negotiations on definitive agreements for that transaction are ongoing. Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the statements regarding the purchase of a replacement property under a Section 1031 like-kind exchange, the expected pretax gain on the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut and the completion of definitive agreements regarding the disposition of Imperial’s landscape nursery growing operations. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.